EXHIBIT 10.5
April 20, 2006

Highbury Financial Inc.
535 Madison Avenue, 19th Floor
New York, New York 10022
Attention: Richard Foote
Fax: (212) 688-2343

Re:	Side Letter Agreement - Target Click

Dear Mr. Foote:

Reference is made to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of April 20, 2006 (the “Effective Date”), made by and among Highbury Financial Inc., a Delaware corporation, Aston Asset Management LLC, a Delaware limited liability company (collectively, the “Purchaser”), ABN AMRO Asset Management Holdings, Inc., a Delaware corporation (“AAAMHI”), ABN AMRO Investment Fund Services, Inc., a Delaware corporation (“AAIFS”), ABN AMRO Asset Management, Inc., an Illinois corporation (“AAAMI”), Montag & Caldwell, Inc., a Georgia corporation (“Montag”), Tamro Capital Partners LLC, a Delaware limited liability company (“TAMRO”), Veredus Asset Management LLC, a Kentucky limited liability company (“Veredus”), and River Road Asset Management, LLC, a Delaware limited liability company (“River Road” and together with AAAMHI, AAIFS, AAAMI, Montag, TAMRO and Veredus individually referred to as a “Seller” and collectively as “Sellers”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

As a condition to AAAMHI entering into the Purchaser Agreement, AAAMHI and Purchaser hereby agree as follows:

1.    AAAMHI and its Affiliates intend to bring to market in the United States a family of funds which offer a target-date style balanced portfolio with the additional benefit that at the fund’s maturity date, the investor will receive the highest NAV ever achieved during the life of the fund (the “HiPoint Funds”). Similar to other target date funds, the allocation to fixed income and equities is gradually adjusted during the life of the fund, reflecting that investors take on more risk with longer investment horizons. ABN AMRO Asset Management currently intends to bring this capability to the market under the HiPoint Funds name.

2.    AAAMHI agrees to negotiate, in good faith, with the Purchaser during the period prior to the Closing to reach a mutually satisfactory agreement under which the HiPoint Funds would become Target Funds under the Purchase Agreement, including those terms set forth in the term sheet attached hereto as Exhibit A. The parties hereto agree that the terms set forth on Exhibit A of this letter agreement do not represent a legally binding contact between us with respect to the proposed transaction, but instead is merely a statement of our mutual intent to work toward such transaction along the lines described in Exhibit A. Any binding legal obligation with respect to this Section 2 between the parties shall be only as set forth in duly negotiated and executed closing documents which shall be in form and content satisfactory to the parties hereto.

3.    AAAMHI agrees that from the Effective Date until the first to occur of (x) valid termination of the Purchase Agreement pursuant to Section 8.3 thereof, or (y) the Closing (the “Right of First Offer Period”) it will not assign, or otherwise negotiate with respect to or enter into an agreement regarding, the right to sponsor and/or act as investment adviser to the HiPoint Funds with any Person other than Purchaser and its Affiliates.

4.    Notwithstanding the foregoing, in the event that AAAMHI and Purchaser are unable to mutually agree during the Right of First Offer Period upon the terms by which Purchaser will sponsor and advise the HiPoint Funds, then nothing in the Purchase Agreement or any other document related thereto shall prohibit the ability of any of the Sellers or their Affiliates, after the Right of First Offer Period, to market or sub-advise (but not advise, sponsor or use, or permit the use of, the Retained Names & Marks with respect to) any of the HiPoint Funds.

Except to the extent expressly provided in Section 2 above, this letter agreement shall constitute the binding and enforceable obligation of Purchaser and AAAMHI and is not superseded or replaced by the terms of the Purchase Agreement or any other agreement entered into in connection with the Purchase Agreement (including the Transition Services Agreement). The provisions in this letter agreement shall be effective upon the Effective Date.

If the foregoing accurately reflects the agreement, please execute one copy of this letter agreement and return it to us, whereupon this letter agreement shall become a binding agreement between the parties.

ABN AMRO ASSET MANAGEMENT HOLDINGS, INC.

By: /s/ Nancy J. Holland
Name: Nancy J. Holland
Title: President

Acknowledged and Accepted:

ASTON ASSET MANAGEMENT LLC

By: Highbury Financial Inc.
Its: Managing Member
By: /s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

HIGHBURY FINANCIAL INC.

By:      /s/ Richard S. Foote

Name: Richard S. Foote
Title:   President and Chief Executive Officer

Exhibit A
Term Sheet

1.	An Affiliate of AAAMHI will be responsible for maintaining the guarantee for each HiPoint Fund to the extent such Affiliate is capable of making such guarantee.

2.
Purchaser will be reimbursed by AAAMHI, or one of its Affiliates, for all out of pocket expenses actually incurred by Purchaser on account of sponsoring and advising the HiPoint Funds which exceed earned revenue of the Purchaser from the HighPoint Funds for the three year period commencing on the opening of the first HiPoint Fund.

3.	The net revenue split is 60%/40% in favor of AAAMHI and its Affiliates to reimburse AAAMHI and its Affiliates for the cost of the guarantee.

4.	It is the intent of the parties to have the funds available for investment by 8/1/06.

5.	The funds will be branded “Aston ABN AMRO HiPoint Funds.

6.	Seed Capital of not less than $5 million will be provided by AAAMHI or its Affiliates, unless an equivalent amount has been raised from other parties prior to opening of the HiPoint Funds.

7.	Commitment to sub-advise until the fifth anniversary of the Closing.